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                                                                EXHIBIT NO. 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-96119 of Weekly Reader Corporation. on Form S-4 of our report dated March 7, 2003, relating to the consolidated financial statements of Weekly Reader Corporation as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's change it its method of accounting for goodwill and other long lived intangible assets and relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2000 and 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures appearing in this Annual Report on Form 10-K of Weekly Reader Corporation for the year ended December 31, 2002.

Deloitte & Touche LLP

New York, New York
March 28, 2003